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                        HAWTHORNE FINANCIAL CORPORATION

PRESS RELEASE
NOVEMBER 18, 1999                                                      EXHIBIT 1


                                [HAWTHORNE LOGO]



                        HAWTHORNE FINANCIAL CORPORATION
                                 PRESS RELEASE


NOVEMBER 18, 1999

IMMEDIATE RELEASE

Contact:  Mr. Gary W. Brummett, Acting President and Chief Executive Officer
          (310) 725-5600
          Ms. Simone Lagomarsino, EVP and Chief Financial Officer (310) 725-5631 Mr. Timothy R. Chrisman, Chairman of the Board (213) 620-1192


(NASDAQ:HTHR) (El Segundo, CA) Timothy R. Chrisman, Chairman of the Board of Hawthorne Financial Corporation (the "Company"), parent company of Hawthorne Savings, F.S.B. (the "Bank"), today announced that Scott Braly has resigned from his positions of President, Chief Executive Officer and Director of the Company and the Bank. Mr. Chrisman indicated that Gary W. Brummett will be acting President and Chief Executive Officer of the Company and the Bank during the interim while the Board undergoes a search for a new President and Chief Executive Officer. Mr. Brummett has been a director of the Company and Bank since October, 1999. Formerly, Mr. Brummett was the Chief Operating Officer of Cal Fed Bancorp, Inc., a $14 billion financial services company.

Mr. Chrisman noted that the Company will continue to specialize in real estate secured loans throughout Southern California in the niche markets that it serves, including: 1) Permanent loans collateralized by single family residential property, 2) permanent and construction loans secured by multi-family residential and commercial real estate, 3) loans for the construction of individual and tracts of single family residential homes and the acquisition and development of land for the construction of such homes. The Company funds its loans predominantly with retail deposits generated through its six full-service retail offices.